UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AFFYMETRIX, INC.

(Name of Registrant as Specified in Its Charter)

Origin Technologies Corporation, LLC

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ORIGIN PROVIDES ADDITIONAL INFORMATION TO AFFYMETRIX BOARD

Reiterates Commitment to Acquire Affymetrix for $16.10 Per Share in Cash

Palo Alto, CA – March 21, 2016 – Origin Technologies Corporation, LLC (“Origin”), a newly created entity owned by a group of former Affymetrix executives for the purpose of privatizing Affymetrix, Inc. (“Affymetrix”, NASDAQ: AFFX), today sent the following correspondence to the Affymetrix Board of Directors:

March 21, 2016

VIA EMAIL

Jami Nachtsheim

Chairwoman of the Board

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Dear Ms. Nachtsheim:

We reiterate our strong commitment to completing a transaction with Affymetrix on the terms set forth in our March 18 letter. Based on public filings and after making certain assumptions relating to post-closing costs, we believed that the amounts reflected in the previous letter from SummitView Capital provided sufficient funds to close the transaction. Nevertheless, we understand Affymetrix’ board has questions regarding Origin’s financial ability to complete the proposed transaction. To address those concerns, we are attaching a revised commitment letter from SummitView Capital where they commit to providing financing that we believe is more than sufficient to cover all costs and expenses anticipated to be incurred in connection with our proposed transaction.

We would also like to address a few areas that may be important to Affymetrix’ board as it evaluates our offer.

Due Diligence and Merger Agreement

Our due diligence will be confirmatory in nature and scope. Origin’s executive team is intimately familiar with Affymetrix’ core technologies. We do not intend to conduct intellectual property related due diligence. We propose to have a meeting with certain Affymetrix executives to confirm certain of our assumptions relating to the technology and its uses. Our legal due diligence would consist of a review of the information already in your data room and of the disclosure schedules to the existing Merger Agreement. We are operating under the assumption that whatever information in the disclosure schedules that was acceptable to Thermo Fisher, will similarly be acceptable to Origin and its financing sources. Finally, we would conduct limited due diligence on Affymetrix’ financial statements. While we initially indicated that we would need two weeks to complete our due diligence review, with your cooperation we are confident that we can complete our review in a shorter period. We are comfortable with the form of the existing merger agreement and anticipate only customary closing conditions. We expect to be working to finalize a definitive merger agreement contemporaneously with our confirmatory due diligence review.

Antitrust Review and CFIUS

The convertible debt structure in our offer assures that our acquisition of Affymetrix will not require any foreign antitrust reviews. Non-voting debt will be disregarded for anti-competition filing purposes and the regulators will look only to the revenue and size of Origin and Affymetrix.

We also are fully committed to cooperating with CFIUS, together with Affymetrix, to ensure the Committee receives all relevant information for its consideration. Given the information available to us and the business in which Affymetrix is engaged, we are confident of the outcome of such engagement with CFIUS, and we are prepared to provide Affymetrix with appropriate assurances, through the merger agreement, that we will take any action required by CFIUS to obtain its approval.

Employee Matters

We expect to avoid the significant layoffs contemplated by the existing transaction with Thermo Fisher. The value we place on Affymetrix is not resulting from significant cost synergies following the transaction but rather the premium we ascribe to the employees of the Company, who we view as an integral part of the Company’s success. With Affymetrix’ employees and our management team, we are confident that we can grow the Affymetrix brand and provide even more advanced technologies to Affymetrix’ customers and further strengthen Affymetrix’ distribution channels.

We were surprised and disappointed that we were not made aware of the formal bidding process disclosed in your February 24, 2016 proxy statement, were not offered an opportunity to sign a confidentiality agreement with Affymetrix and gain access to non-public information and were not formally invited in that process to submit an offer to acquire Affymetrix. Nevertheless, we believe in the future of Affymetrix and the potential for it to continue to be a driving force in genomics under our guidance, and are pleased that we were able to arrange financing and, without access to non-public information, to arrive at this clearly superior proposal.

We are confident that after you have considered Origin’s offer in light of this additional information, you will agree that our proposal constitutes, or could reasonably be expected to lead to, a “Superior Proposal” under the terms of the existing merger agreement and that our proposal presents a compelling opportunity for your stockholders. In light of your approaching stockholder meeting to consider the existing transaction, we look forward to your prompt response.

Sincerely yours,

By:_______________________

Wei Zhou

President

Origin Technologies Corporation, LLC

cc: Affymetrix Board of Directors

March 21, 2016

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Re: Acquisition Financing

Ladies and Gentlemen:

Jiaxing TopView Investment Partnership LLP (“TopView”), a financing consortium led by SummitView Capital (“SummitView”), is pleased to provide you with this letter confirming our intent to provide acquisition financing to Origin Technologies Corporation, LLC (the “Company”) to support the acquisition by the Company of Affymetrix, Inc. (the “Transaction”).

TopView intends to provide a total amount of $1,850,000,000 of financing (the “Financing”) at closing to support the Transaction. It is anticipated that TopView will be capitalized with a combination of (i) an equity contribution from SummitView affiliated investment fund(s) and from Zhejiang United Investment Group (“ZUIG”) of $850,000,000 in the aggregate and (ii) debt financing from China Merchants Bank, Shanghai Pudong Development Bank and the Export-Import Bank of China, with whom we have binding available revolving credit facilities, of $1,000,000,000 in the aggregate (however, if that debt financing or the equity financing from ZUIG is not available for any reason, SummitView is prepared and able to provide the full $1,850,000,000 of Financing). We may further syndicate a portion of the foregoing equity commitment to other large investment funds with whom we have relationships and we may further arrange additional credit facilities to cover all or a portion of the foregoing financing from one or more large financial institutions with whom we have relationships, but TopView will in any event remain responsible for the full amount of the Financing. TopView intends to execute a binding funding commitment letter with all fund providers for the full amount of the Financing no later than the date on which a definitive merger agreement is executed between the Company and Affymetrix. TopView also intends to enter into a binding note purchase agreement with the Company for the full amount of the Financing no later than the date on which a definitive merger agreement is executed between the Company and Affymetrix. Each of the funding commitment letter and the note purchase agreement would provide third party enforcement status to the Company and Affymetrix and the right to specific performance thereof. The material terms of each of the funding commitment letter and the note purchase agreement have been fully negotiated between us and the Company as of the date of this letter.

SummitView has been operating for five years and currently manages ten investment funds with a total of more than $3,000,000,000 under management. SummitView has been the lead equity investor in more than 30 transactions since 2011 and currently has equity investments in more than 70 portfolio companies. SummitView also has undrawn revolving credit lines of approximately $7,000,000,000. SummitView's investment professionals in China are located in Beijing, Shanghai, Shenzhen, Zhejiang and Jiangsu Province and also has investment professionals in California.

We are pleased to confirm that we have received approval from our investment committee to deliver this letter to you.

If you have any questions regarding our capabilities or interest in this Transaction, please feel free to contact the undersigned directly at +86-1391-157-0151. We hope that this letter sufficiently conveys to you our interest in the Transaction.

We look forward to working with you on this Transaction.

Sincerely,

Jiaxing TopView Investment Partnership LLP

By:_________________________

Name: Feng Li

General Partner

SummitView Capital

By:_________________________

Name: Feng Li

Founding Partner

Copy to:

Origin Technologies Corporation, LLC

About Origin

Origin Technologies Corporation, LLC is owned by a group of former Affymetrix executives, who share a passion and vision for advancing genomics for precision medicine and other critical applications. The entity was formed for the specific purpose of privatizing Affymetrix. Covington & Burling LLP is acting as legal advisor to Origin in connection with the proposed transaction. For more information, please visit http://origin.acquisitionproposal.com.

Important Additional Information

Origin, Origin’s directors and executive officers and SummitView may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Affymetrix stockholders in connection with a potential acquisition transaction. Additional information regarding the interests of these participants in any solicitation of proxies and a description of their direct and indirect interests, by security holdings or otherwise, will be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. Affymetrix stockholders are urged to read the proxy statement and other documents filed with the SEC in their entirety if and when they become available because they will contain important information about the transaction. Affymetrix stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

Cautionary Statement

Statements about the expected timing, financial impact and effects of the proposed transaction, and other statements in this press release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include the actual timing of the closing of the acquisition, the satisfaction of the conditions to closing in the acquisition agreement, any termination of the acquisition agreement and Origin’s potential combination with Centrillion. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made. We do not undertake any obligation to update any forward-looking statements to reflect events, circumstances or new information after the date hereof, except as required by law.

Contacts

Media and Investors:

Sard Verbinnen & Co

Megan Bouchier/David Isaacs

415-618-8750

Origin-SVC@sardverb.com